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                                                              EXHIBIT (10)(c)(i)

                         EXECUTIVE EMPLOYMENT AGREEMENT

      This EXECUTIVE EMPLOYMENT AGREEMENT (The "EMPLOYMENT AGREEMENT") is made and entered into as of March 1, 1999, by and between NeuroCorp, Ltd., a Nevada corporation ("Employer") and Vernon L. Wells ("Employee").

                              W I T N E S S E T H:

      WHEREAS, Employer desires to employ Employee as its President and Chief Executive Officer for a term of employment as herein provided and Employee desires to become an employee of Employer as herein provided; and

      WHEREAS, the parties to establish by contract the terms and conditions of the employment of Employee by Employer;

      NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties agree as follows:

1. TERM OF EMPLOYMENT. The term of this employment under this Agreement shall commence on March 1, 1999, and terminate on December 31, 2000 unless terminated earlier as provided herein (the "Term").

      2. TITLE AND DUTIES OF EMPLOYEE. Employee shall serve as President and Chief Executive Officer of Employer. Employee agrees to his employment by Employer and to devote substantially his entire business time to the business of Employer throughout the period of his employment, provided that Employee may make personal passive investments and be involved in charitable activities provided they do not interfere with his activities hereunder (see Exhibit B attached hereto). Employee is employed as the President and Chief Executive Officer of Employer with an emphasis on Employer's operations, finances and management information systems. Employer shall have the right at any time to change or modify the work or duties to be performed by Employee, PROVIDED that such work or duties as so changed or modified shall include the general powers and duties usually vested in the office of President and Chief Executive Officer of a company of Employer's size and shall be commensurate with such position. Subject to the prior sentence, Employer shall have the exclusive power and authority to determine the matters to be assigned to Employee and the specific duties to be performed by him. Employee shall report to only the Board of Directors.

      3. SALARY. For all services rendered by him during the Term, Employee shall be paid a base salary at the rate of $175,000 Dollars per annum in the first year and $225,000 in the second year ("salary"), payable bi-monthly, subject to standard deductions for all applicable state and federal taxes and other reasonable bona fide deductions.

      4. ADDITIONAL BENEFITS. During the Term, Employee shall be entitled to the following other benefits, in addition to his Salary or as otherwise described in this Employment Agreement:

            A. REIMBURSEMENT FOR TRAVEL, ENTERTAINMENT AND OTHER Expenses. During the Term, Employer shall reimburse Employee for any reasonable travel, entertainment or other necessary expenses incurred in the performance of his duties under this Employment Agreement, consistent with the policies of Employer at the time of such

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            reimbursement with respect to such expenses, as such policy may be modified from time to time.

            B. ALL BENEFIT PLANS. During the Term, Employee shall be eligible to participate in all benefit plans generally available to Employer's officers, excluding any bonus plans other than as described in paragraph 4.C. below and shall at a minimum be provided with a health plan, long term disability benefits (based upon Employee's inability to do his job for a consecutive period of 6 months) and life insurance coverage pursuant to Employer's benefit plan in existence at the time hereof as such plan may be enhanced but not diminished during the term hereof.

            C. BONUS PLAN. During the first (1st) year of the Term, Employee shall be eligible for quarterly incentive compensation of $15,000 per quarter upon achieving certain reasonable financial and other goals to be agreed to by Employer and Employee. During the second
            (2nd) year of the term, Employee shall be eligible for annual incentive compensation with a target benefit of $100,000 and a maximum of $200,000 upon achieving certain reasonable financial and other goals to be agreed to by Employer and Employee. These objectives will be designed and agreed upon within the first 60 days of each year.

            D. STOCK OPTIONS. Upon commencing employment, Employee shall be granted nonqualified stock options on the terms set forth on Exhibit A attached hereto.

            E. CAR ALLOWANCE. Employer shall either provide Employee a company-owned vehicle or provide a car allowance of $1000 per month.

      5. RESIGNATION. If for any reason other than for Good Reason, as hereinafter defined, Employee voluntarily resigns his employment prior to the expiration of the Term, Employee shall forfeit any right to receive any further payments of benefits, including severance benefits, pursuant to this Employment Agreement and Employer shall be released and discharged from any liability, obligation or duty arising in connection with this Employment Agreement or in connection with his employment, except for amounts accrued prior to such termination, a bonus pursuant to Section 4.C., if any is earned, and any right of indemnification hereunder or under the provisions of Employer's Bylaws and Articles of Incorporation (the "Indemnity Obligation"). Nevertheless, Employer and Employee shall continue to be bound and obligated by any provision of this Employment Agreement which is intended to by its terms to survive and continue beyond the resignation of Employee, including, but not limited to, the provisions of Section 7. Employee may terminate his employment hereunder for such Good Reason, upon written notice to Employer setting forth the nature of such Good Reason in reasonable detail. "Good Reason" shall mean (i) the failure of Employer to provide Employee the salary, incentive and bonus compensation and benefits in accordance with the terms hereof; (ii) the failure of Employer to continue Employee in the position of President and Chief Executive Officer, (iii) the material diminution in the nature or scope of the Employee's responsibilities, duties or authority, or (iv) any other material breach of this Agreement by Employer. Upon Employer's receipt of written notice of Employee's termination for Good Reason hereunder such termination shall be effective thirty (30) days after receipt of such notice if a cure for such event has not been effected.

      6. TERMINATION EARLIER THAN BY EXPIRATION OF TERM. Although the parties expressly intend that employment under this Agreement shall continue until December 31, 2000 unless sooner terminated pursuant to the provisions of Section 5, the parties mutually agree that employment under this Agreement, and the provision hereof (except for any provision intended by its terms to survive and

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continue, including, but not limited to, the provisions of Section 7), in additional shall be terminated in advance of the expiration of the Term upon the occurrence of any one of the following events:

            A.    DEATH.  The death of Employee;

            B. DISABILITY. The physical or mental disability of Employee that has prevented him from performing effectively the duties of his employment for a time period greater than six (6) consecutive months;

            C. TERMINATION FOR CAUSE. Employer also reserves the right at its election to terminate the employment of Employee if at any time Employee (i) has engaged in intentional material misconduct with regard to the Employer, or any intentional material misrepresentative or intentional material act of dishonesty (other than good faith expense account disputes), or (ii) has violated in any material respect any material covenant, term or condition contained in this Employment Agreement, or (iii) has willfully violated any applicable provision of the Company's Code of Conduct to be developed by March 31, 1999. Upon the occurrence of any event described in clause (i) of this Section 6.C., regardless of whether such event is also described in clause (ii) or (iii) of this Section 6.C., notice of termination for cause of the employment of Employee may be given in writing by Employer to Employee and such termination shall be effective immediately upon the delivery of such notice. Upon the occurrence of any event described in clause (ii) and (iii) of this Section 6.C., notice of termination for cause of the employment of Employee setting forth the grounds for such termination shall be given to Employee by Employer in writing within sixty (60) days of receiving actual knowledge of such default by the Board of Directors of the Company and such termination shall be effective thirty (30) days thereafter if a cure for such event has not been effected. The giving of such notice shall also effect a termination of the obligations under this Employment Agreement except as to any provision of this Employment Agreement which is intended by its terms to survive and continue, including, but not limited to, the provision of Section 7.

            D. TERMINATION BY THE EMPLOYER WITHOUT CAUSE. If Employer terminates this Agreement without cause, for any reason, Employee shall be paid immediately for any and all monies, bonuses, or other compensation due, and salary shall continue to be paid bi-monthly until Employee secures other employment. All stock options will immediately become vested and Employee will have up to ninety (90) days to exercise said stock options. Employer will also be responsible for continuing all benefit coverages as described in 4.B. for the duration of the Term.

            E. TERMINATION BY THE EMPLOYEE FOR GOOD REASON. If Employee terminates this Agreement for Good Reason, Employee shall be paid immediately for any and all monies, bonuses, or other compensation expected during the remainder of this Term. All stock options will immediately become vested and Employee will have up to ninety (90) days to exercise said stock options. Employer will also be responsible for continuing all benefit coverages as described in 4.B. for the duration of the Term.

      7. RECORDS; CONFIDENTIAL INFORMATION; NON-COMPETITION AGREEMENT; TANGIBLE PROPERTIES.

            A. OWNERSHIP. All business records, data and information ("Records") are and shall remain the exclusive property of Employer. Employee shall not under any

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            circumstances whatsoever permanently remove any Records from the premises of Employer without prior written consent of Employer.

            B. RETURN OF RECORDS. Upon request, Employee shall immediately return to Employer all Records and copies thereof in Employee's possession.

            C. CONFIDENTIAL AND PROPRIETARY INFORMATION. To the extent not otherwise provided for in this Employment Agreement, except as reasonably desirable in Employee's performance of his duties hereunder, Employee agrees to maintain the confidentiality of all confidential and proprietary information relating to the business or internal operation of Employer both during and after his employment by Employer, PROVIDED that if Employee becomes legally compelled to disclose any of such information, Employee will promptly notify Employer so that Employer may seek a protective order of other appropriate remedy and/or waive compliance under this Section 7.C. If such protective order or other remedy is not timely obtained, or if Employer waives compliance with the provisions of this Section 7.C., Employee will furnish only that portion of such information that is legally required. Employee understands and agrees that this
            Section 7 is a material part of this Employment Agreement, his acceptance of which is an inducement to Employer to enter into this Employment Agreement.

            D. NON-COMPETITION AGREEMENT. Employee covenants and agrees that for the period beginning the date of Employee's termination of his employment with Employer and ending on the first (1st) anniversary of said date (the "Restricted Period"), Employee will not, directly or indirectly, on his own behalf or as a partner, officer, consultant, principal, agent, stockholder (except by ownership of five percent (5%) or less of the outstanding stock of any publicly held corporation) or in any other capacity, invest or engage in, or devote any endeavor or effort to the business of providing contract clinical research and data analysis to health agencies, research organizations and pharmaceutical companies as well as providing education and consultation services to individuals who suffer from memory complaints (the "Business") within a 200 mile radius of where Employer is doing business at the time of the termination of this Agreement (the "Territory"). During the Restricted Period in the event Employee is employed by or consults with a business organization and such organization's primary business is not the Business, as long as Employee is not directly or indirectly involved in employment with or consulting in the Business, then in such event, that employment is not prohibited from employment by such Organization; however, Employee shall be prohibited from being involved directly or indirectly with the Business. Employee shall be prohibited from working for an Organization whose primary business is the Business.

            E. NON-SOLICITATION AGREEMENT. During the Restricted Period, Employee shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization, intentionally solicit, endeavor to entice away from Employer or any entity controlled by or under common control with Employer, or otherwise interfere in a material fashion with the relationship with, any person who is employed by or otherwise engaged to perform services for Employer or any person or entity who is as of the Termination Date, or within the then most recent 12-month period, a customer or client of Employer. The giving of references shall not be deemed a violation of this Section.

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            F.    REFORMATION. Each of the parties hereto recognizes that the time limitations and territorial restrictions contained in this
            Section 7 are properly required for the adequate protection of the Business and that in the event any covenant or other provision contained herein shall be deemed to be illegal, unenforceable, or unreasonable by a court or other tribunal of competent jurisdiction with respect to any part of the Territory, such covenant or provisions shall not be affected with respect to any other party of the Territory, and each of the parties hereto agrees and submits to the reduction of said time limitations and territorial restriction to such an area as said court shall deem reasonable.

            G. DOCUMENTS, WRITTEN MATERIAL AND TANGIBLE PROPERTIES. To the extent not otherwise provided for in this Employment Agreement, Employee agrees that all documents, written materials and other tangible property, including copies thereof, relating in any way to the business of Employer, shall be and remain the exclusive property of Employer and shall be returned to Employer by Employee immediately upon termination of his employment by Employer or at the request of Employer.

            H. INJUNCTIVE RELIEF. Employee hereby acknowledges and agrees that Employer could not be fully compensated for damages resulting from a continuing and material breach of any of the provisions of this Section 7 and, accordingly, that Employer shall be entitled to temporary or permanent injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to prevent a breach or threatened breach of this Section or to enforce the terms of this provision. This right of Employer with respect to the obtaining of injunctive relief shall not, however, diminish any right of Employer to claim and recover monetary damages or to obtain any other remedy.

            I. SURVIVAL. The provisions of this Section 7 shall continue in effect notwithstanding the termination of, or resignation from, the employment of Employee by Employer.

      8. WAIVER OF BREACH. A waiver by a party of a breach of any provision of this Employment Agreement shall not operate or be construed as a waiver of any subsequent breach by the other party of the same or any other provision of this Employment Agreement.

      9. NOTICES. Any notice required to be given under this Employment Agreement shall be deemed sufficient, if in writing, and sent by certified mail, return receipt requested, or hand delivered, or via overnight delivery service to the other party at the address shown below:

                        For Employer:     NeuroCorp, Ltd.
                                          150 White Plains Rd.
                                          Tarrytown, NY 10591
                                          Attn:  Mr. James Coady, Director

                        With a copy to:

                        For Employee:     Mr. Vernon L. Wells
                                          NeuroCorp, Ltd.
                                          150 White Plains Road
                                          Tarrytown, New York  10591

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Either party may change its or his address for notices under this section by giving notice of the change to the other pursuant to this section.

      10. GOVERNING LAW; FORUM. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of laws rules thereof and is made and entered into in Tarrytown, New York. Any and all controversies between the Employer and Employee shall be settled by arbitration, in accordance with the Commercial Arbitration rules, then obtaining, of the American Arbitration Association. Arbitration shall take place in New York, NY. Any arbitration hereunder shall be before one arbitrator associated with the American Arbitration Rules of the American Arbitration Association. The award of the arbitrator shall be final, and judgment upon the award rendered may be entered in New York, New York. The arbitrator may award attorneys' fees and costs to the prevailing party pursuant to the terms of this Agreement.

      11. SEVERABILITY. If any of the provisions of this Employment Agreement are determined to be invalid or unenforceable in part, the remaining provisions, and the enforceable portions of any partially unenforceable provisions, shall nevertheless be binding and enforceable.

      12. BINDING EFFECT: EFFECTIVE DATE; ENTIRE AGREEMENT. Subject to Section 13 below, this Employment Agreement shall inure to the benefit of and shall be binding upon Employer and its successors and assigns, and upon Employee and his heirs, legatees, executors, administrators, successors and beneficiaries. This Employment Agreement shall be effective as of the date hereof. This Employment Agreement contains the entire agreement between the parties and supersedes any prior agreements, term sheets or discussions between the parties. This Employment Agreement may not be amended except by a written agreement signed by the parties.

      13. ASSIGNMENT. This Employment Agreement shall not be assignable by Employee without the prior written consent of Employer. This Employment Agreement may only be assigned by Employer in connection with a sale of all or substantially all of the assets of the Employer. In such event a written assumption agreement shall be promptly delivered to Employee by the buyer of such assets.

      14. CAPTIONS. Captions of Sections are inserted only as a matter of convenience and reference and in no way define, limit or describe the substance or scope of this Employment Agreement or the intent of any of its provisions.

      15. RULES OF CONSTRUCTION. This Employment Agreement has been negotiated by the parties and is to be interpreted according to its fair meaning as if the parties had prepared it together and not strictly for or against any party. All references in this Employment Agreement to "parties" refer to parties in this Employment Agreement unless expressly indicated otherwise. References in this Employment Agreement to sections are to sections of this Employment Agreement unless expressly indicated otherwise. References in this Employment Agreement to "provisions" of this Employment Agreement refer to the terms, conditions and promises contained in this Employment Agreement. At each place in this Employment Agreement where the context so requires, the masculine, feminine or neuter gender includes the others and the singular or plural number includes the other. Forms of the verb "including" mean "including without limitation." The word "or" is inclusive and includes "and".

      16. INDEMNITY. Employer and Employee will enter into a contractual indemnity agreement contemporaneously with or promptly after the execution hereof, which indemnity will provide that the Employer will provide, subject to a customary limits and exclusions, for the payment of legal fees and expenses related to the defense of Employee of an action brought against Employee for which he is entitled to be indemnified hereunder. The Employer will have the obligation to maintain and continue in

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full force and effect the officers and directors insurance coverage currently in place, at no increase in premium and provided that such insurance coverage is available to the Company.

                        IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first above written.


                                                NEUROCORP, LTD.

                                                By: _______________________
                                                Name:  KURT Z. ITIL
                                                Title: EXECUTIVE VICE PRESIDENT


                                                ------------------------
                                                VERNON L. WELLS   8/16/99


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                                   EXHIBIT A.


STOCK OPTION PLAN

Employer agrees to the following stock option plan for Employee;

At signing 300,000 shares of NeuroCorp (NURC) stock will be granted. Price of the options will be based on the fair market value at the date of signing of this Agreement.

Vesting will be according to the following schedule, provided the Employee is employed by the Company on the applicable date:

      1.    50,000 options vested upon the signing of this Agreement.

      2. 50,000 options vested December 31, 1999, if Employee has achieved certain reasonable, agreed upon goals.

      3.    50,000 options vested January 1, 2000.

      4. 50,000 options vested December 31, 2000 if Employee has achieved certain reasonable, agreed upon goals.

      5. 100,000 options to be vested in the event that PVALP no longer has an investment interest in NeuroCorp or no longer has board members of NeuroCorp. Also in the event that PVALP no longer has an investment interest in NeuroCorp or no longer has board members of NeuroCorp all 300,000 options will be immediately vested.

      6. Employer agrees that this 300,000 option commitment will supercede any and all limitations in any other investor agreement, joint venture partner agreements, venture capital contracts, or any other agreement that might otherwise limit the number of shares or options that an Employee of NeuroCorp may hold and has properly obtained permission or exceptions that might be necessary in order to fulfill its commitment to grant these 300,000 options.


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                                   EXHIBIT B.

The following represents outside business interests of Vernon Wells.

      1) 50% ownership of Advanced Communication Solutions, a communication equipment and software vendor marketing products and services to hotels and clubs in the greater New York, New Jersey, Connecticut market. There is currently zero hours per week that is spent with this business, ownership is absentee only. If a time commitment becomes necessary, full notice will be given to the Company.